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                                  EXHIBIT 23.2

                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Prestige Financial Corp.:


         We consent to the inclusion of our report dated January 20, 1998, except as to Note 1(M), which is as of April 17, 1998, with respect to the consolidated statements of financial condition of Prestige Financial Corp. and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form S-4 of Commerce Bancorp, Inc. dated November 6, 1998 and to the reference to our firm under the heading "Experts" in the Prospectus.



                                                 /s/ KPMG PEAT MARWICK LLP

Short Hills, New Jersey
November 6, 1998